Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DATE:	August 8, 2008

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Second Quarter 2008 Operating Results

Mount Laurel, NJ, August 08, 2008 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, which serves Southern New Jersey, a region which has historically experienced significant growth and reflects a continuing positive demographic profile, is a locally focused community oriented full service commercial bank which operates through eleven retail branches that are located in Burlington and Camden Counties. Following a capital expansion program in May 2005, Sterling Bank initiated an expansion program which has included the addition of two newly constructed retail locations, the formation of a bank holding company, and the acquisition, during the first quarter 2007, of Farnsworth Bancorp, providing significantly enhanced marketplace coverage for the organization.

Sterling Banks, Inc. today reported total assets of $383 million as of June 30, 2008, a decrease of $53 million, or 12%, from total assets of $436 million as of June 30, 2007. Loans outstanding totaled $309 million as of June 30, 2008, a decrease of $12 million, or 4%, from total loans of $321 million as of June 30, 2007. Deposits totaled $332 million as of June 30, 2008, a decrease of $52 million, or 14%, from total deposits of $384 million as of June 30, 2007. These results reflect efforts by the Board and management to reduce the general level of risk on the balance sheet and thereby the reliance on higher fixed rate time deposits and borrowings. It should be noted that Sterling Bank does not have any investment in sub-prime residential mortgages, nor does Sterling Bank have any investments in securities collateralized by sub-prime residential mortgages. Additionally, Sterling Bank has and will continue to consistently follow and apply traditional and time proven underwriting and credit evaluation standards, as it seeks to satisfy the borrowing needs of the communities it serves.

The Company reported a net loss of $400,000 for the second quarter of 2008, compared to net income of $2,000 for the second quarter of 2007. On a basic and diluted per share basis, the net loss for the second quarter of 2008 and 2007 was $0.07 and $0.00 per share, respectively. For the six months ended June 30, 2008 and 2007, the net loss was $484,000 and $47,000, respectively. On a basic and diluted per share basis, the net loss for the six months ended June 30, 2008 and 2007 was $0.08 and $0.01 per share, respectively. The results of 2007 include the acquisition of Farnsworth Bancorp in March 2007. We believe that the process of integrating the customer base and business of Farnsworth Bancorp is completed and the realization of benefits from synergies is well underway.
During the second quarter of 2008, the Company experienced a decrease of net interest income after the provision for loan losses by $437,000, or 13%, primarily as a result of recording a $400,000 provision for possible loan losses, compared to provision for possible loan losses of $45,000 during the second quarter of 2007. Noninterest income for the second quarter of 2008 decreased $26,000, or 11%, compared to the second quarter of 2007. Noninterest expenses increased $182,000, or 5%, primarily as a result of increased FDIC insurance premiums, loan workout legal expenses and costs incurred in implementing Sarbanes Oxley, Section 404 compliance mandates.

For the six months ended June 30, 2008, the Company’s net interest income after the provision for loan losses decreased by $169,000, or 3%, compared to the 2007 six month period level, primarily as a result of recording a $400,000 provision for possible loan losses during 2008, compared to a loan loss provision of $101,000 during the 2007 six month operating period. Noninterest income for the six months ended June 30, 2008 increased $109,000, or 27%, compared to the second quarter of 2007, primarily as a result of an increase in sale gains on available-for-sale securities. Noninterest expenses increased $648,000, or 10% for the six month period, primarily as a result of the merger with Farnsworth Bancorp in March 2007, the opening of a newly constructed retail facility in Delran Township, NJ, in June 2007, and an increase in FDIC insurance premiums.

During this operating period, and in response to a setting of economic challenge and accelerated interest rate decline, Sterling Bank continues to aggressively manage nonperforming loans. Sterling Bank has historically experienced very low levels of delinquent loans, nonperforming loans, and loan charge-offs. The general slowdown in overall economic activity which intensified during the past several quarters has resulted in higher levels of nonperforming loans. However, the Company has been, and will continue to monitor the loan portfolio diligently, and address deterioration in borrower condition in the most appropriate fashion.

Loans on nonaccrual status totaled $6.7 million as of June 30, 2008, an increase of $3.3 million, or 100%, from loans on nonaccrual status of $3.4 million on June 30, 2007. However, the increase since September 30, 2007 is only $600,000, or 10%. The following table shows the level of nonaccruals at each quarter end:

06/30/07	09/30/07	12/31/07	03/31/08	06/30/08
$3.3 million	$6.1 million	$4.5 million	$5.5 million	$6.7 million

Loans included in this classification are considered either adequately collateralized and/or reserved, and are in various stages of collection, although no assurance can be made that we will realize full recovery in the event of possible foreclosure and subsequent sale of collateral. Vigorous credit underwriting procedures have been consistently adhered to and, in several cases, collateral in addition to project specific collateral is included under loan agreements. Disruption in normal end loan markets has affected the timing of project completion in some instances.

Since inception, Sterling Bank has been actively involved in lending to support local real estate development activity, in reflection of the characteristics of the Bank’s operating environment. The current challenges, which have been discussed broadly and in great depth in the national media, have created disruptions in normal marketplace activity in this type of lending and has affected borrowers particularly in the Bank’s residential spot construction loan portfolio. These loans, which represent approximately 18% of total loans, are generally to individuals and small local builders, and have experienced elevated levels of delinquency, and in some cases default. At this point in the current credit cycle, all other loan sectors are performing at normal levels, and asset quality assessment initiatives continue to conclude that risk is limited to acceptable parameters.

Recent interest rate trends, which have resulted in the emergence of a normalized yield curve, have enabled Sterling Bank, reflecting its liability sensitive positioning, to establish an improving net interest margin. Community banks have been negatively affected by the inverted yield curve status because of their significant reliance on net interest income. Progress in enhancing the net interest margin over the past year is as follows:

2nd Q 2007	3rd Q 2007	4th Q 2007	1st Q 2008	2nd Q 2008

3.30%	3.39%	3.44%	3.50%	3.75%

The Company also announced today that its Board of Directors has determined not to declare a stock dividend/split at this time, as has been a past practice at this time of year. This decision is reflective of the recent volatility in its market stock price, an experience that is consistent with other financial institutions throughout the country.

Robert H. King, President and CEO of Sterling Banks, Inc., commented concerning the status and progress of Sterling Bank: “The current economic and credit cycle has now extended over a full two year period, and continues to provide challenges to both banks and their borrowers. The focus of Sterling Bank is to protect capital through aggressive management of risk in all aspects of organizational activity; to work to maximize net interest revenues and margins and to streamline operating activity to minimize noninterest expenses. Initiatives now in place are working effectively to attain these goals.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the six months ended, June 30, 2008 and 2007

	Three Months Ended		Six Months Ended
	06/30/2008	06/30/2007	06/30/2008	06/30/2007
INCOME STATEMENT
Interest income	$5,594,000	$6,943,000	$11,629,000	$12,584,000
Interest expense	2,381,000	3,648,000	5,296,000	6,381,000
Net interest income	3,213,000	3,295,000	6,333,000	6,203,000
Provision for loan losses	400,000	45,000	400,000	101,000
Net interest income after provision
for loan losses	2,813,000	3,250,000	5,933,000	6,102,000
Noninterest income	208,000	234,000	512,000	403,000
Noninterest expenses	3,656,000	3,474,000	7,206,000	6,558,000
Income (loss) before taxes	(635,000)	10,000	(761,000)	(53,000)
Income tax expense (benefit)	(235,000)	8,000	(277,000)	(6,000)
Net income (loss)	$(400,000)	$2,000	$(484,000)	$(47,000)

PER SHARE DATA
Basic and Diluted earnings (losses) per share	$(0.07)	$0.00	$(0.08)	$(0.01)
Dividends paid on common shares	$-	$0.03	$-	$0.06

Average shares outstanding - Basic	5,843,362	5,843,362	5,843,362	5,506,418
Average shares outstanding - Diluted	5,843,362	5,867,230	5,843,362	5,506,418

BALANCE SHEET
Assets
Cash & due from banks			$11,733,000	$14,715,000
Federal funds sold			3,916,000	15,161,000
Total investment securities			28,077,000	53,956,000
Restricted stock			1,774,000	1,412,000
Total loans			309,322,000	321,386,000
Allowance for loan losses			(2,974,000)	(2,886,000)
Other assets			31,618,000	32,799,000
Total assets			$383,466,000	$436,543,000

Liabilities
Total deposits			$331,985,000	$384,549,000
Total borrowings			7,186,000	7,236,000
Other liabilities			1,477,000	1,481,000
Total liabilities			340,648,000	393,266,000
Shareholders' equity
Common stock			11,687,000	11,687,000
Additional paid-in capital			29,731,000	29,697,000
Retained earnings			1,465,000	2,574,000
Accumulated other comprehensive losses			(65,000)	(681,000)
Total shareholders' equity			42,818,000	43,277,000
Total liabilities and shareholders’ equity			$383,466,000	$436,543,000

PERFORMANCE RATIOS
Book value per share			$7.33	$7.41
Tangible book value per share			$4.80	$4.84
Return on average assets	(0.41)%	0.00%	(0.25)%	(0.02)%
Return on average equity	(3.74)%	0.02%	(2.26)%	(0.24)%
Net interest margin	3.75%	3.30%	3.62%	3.45%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $383 million as of June 30, 2008 and is headquartered in Mount Laurel Township, Burlington County. Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its ten other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”. For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control). Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, its growth, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.